AMENDMENT NO. 2 TO AMENDED AND RESTATED
SHAREHOLDER RIGHTS PLAN
by and between
RealNetworks, Inc.
and
Computershare Inc.
This Amendment No. 2 to Amended and Restated Shareholder Rights Plan (this “Amendment”) is made and entered into as of February 27, 2018, by and between RealNetworks, Inc., a Washington corporation (the “Company”), and Computershare Inc., a Delaware corporation and successor-in-interest to Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC), as rights agent (the “Rights Agent”). Except as otherwise provided herein, all capitalized terms used herein shall have the meanings ascribed thereto in the Amended and Restated Shareholder Rights Plan, as amended, by and between the Company and the Rights Agent, dated as of December 2, 2008 (the “Agreement”).
WHEREAS, the Company and the Rights Agent are parties to the Agreement;
WHEREAS, pursuant to Section 27 of the Agreement, prior to the occurrence of a Distribution Date, the Company may, and the Rights Agent shall, if the Company so directs, amend the Agreement in any respect without the approval of any holders of Rights; and
WHEREAS, no Distribution Date has occurred prior to the date of this Amendment and the Company desires to amend certain provisions of the Agreement as set forth below.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Agreement and this Amendment, the parties hereto hereby agree as follows:
1.Amendment of Agreement. Section 1(t) of the Agreement is hereby amended to read in its entirety as follows:
“(t)    “Grandfathered Shareholder” shall mean Robert Glaser; provided, however, that Mr. Glaser shall cease to be the Grandfathered Shareholder at such time that he becomes the Beneficial Owner (excluding, solely for this purpose, any Common Shares for which Mr. Glaser otherwise becomes the Beneficial Owner upon the vesting or exercise of any stock options or other stock-based awards granted to Mr. Glaser in connection with his employment with the Company) of more than 38.5% of the then-outstanding Common Shares.”
2.    Confirmation of Agreement. Except as amended or modified hereby, all terms, covenants and conditions of the Agreement as heretofore in effect shall remain in full force and effect and are hereby ratified and confirmed in all respects.
3.    Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Washington and for all purposes shall be governed by and construed under the laws of such State applicable to contracts made and to be performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
4.    Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature. This Amendment shall be effective as of the date hereof.
5.    Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
6.    Agreement as Amended. From and after the date of this Amendment, any reference to the Agreement shall mean the Agreement as amended hereby.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.
REALNETWORKS, INC.
By:    /s/ Michael Parham
Name: Michael Parham
Title: Senior Vice President, General Counsel & Corporate Secretary
COMPUTERSHARE INC., as Rights Agent
By:    /s/ Fred Papenmeier
Name: Fred Papenmeier
Title: Vice President & Manager

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